Exhibit 10.1

West Suburban Bancorp, Inc.

Directors and Senior Management Deferred Compensation Plan

Effective January 1, 2005,

as amended and restated

December 30, 2008

i

7.2	Payment of Pre-Retirement Survivor Benefit	17

ARTICLE 8	Termination Benefit	17
8.1	Termination Benefit	17
8.2	Payment of Termination Benefit	17

ARTICLE 9	Disability Benefit	17
9.1	Disability Benefit	17
9.2	Payment of Disability Benefit	17

ARTICLE 10	Beneficiary Designation	18
10.1	Beneficiary	18
10.2	Beneficiary Designation; Change; Spousal Consent	18
10.3	Acknowledgment	18
10.4	No Beneficiary Designation	18
10.5	Doubt as to Beneficiary	18
10.6	Discharge of Obligations	18

ARTICLE 11	Leave of Absence	19
11.1	Paid Leave of Absence	19
11.2	Unpaid Leave of Absence	19
11.3	Leaves Resulting in Termination of Employment	19

ARTICLE 12	Termination, Amendment or Modification	20
12.1	Termination	20
12.2	Amendment	20
12.3	Effect of Payment	21

ARTICLE 13	Administration	21
13.1	Committee Duties	21
13.2	Administration Upon Change In Control	21
13.3	Agents	22
13.4	Binding Effect of Decisions	22
13.5	Indemnity of Committee	22
13.6	Employer Information	22

ARTICLE 14	Other Benefits and Agreements	22
14.1	Coordination with Other Benefits	22

ARTICLE 15	Claims Procedures	23
15.1	Presentation of Claim	23
15.2	Notification of Decision	23
15.3	Review of a Denied Claim	24
15.4	Decision on Review	24

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15.5	Legal Action	25

ARTICLE 16	Trust	25
16.1	Establishment of the Trust	25
16.2	Interrelationship of the Plan and the Trust	25
16.3	Distributions From the Trust	25

ARTICLE 17	Miscellaneous	25
17.1	Status of Plan	25
17.2	Unsecured General Creditor	25
17.3	Employer’s Liability	26
17.4	Nonassignability	26
17.5	Not a Contract of Employment	26
17.6	Furnishing Information	26
17.7	Terms	26
17.8	Captions	26
17.9	Governing Law	26
17.10	Notice	27
17.11	Successors	27
17.12	Spouse’s Interest	27
17.13	Validity	27
17.14	Incompetent	27
17.15	Court Order	27
17.16	Distribution in the Event of Income Inclusion under Section 409A	28
17.17	Deduction Limitation on Benefit Payments	28
17.18	Insurance	28
17.19	Legal Fees To Enforce Rights After Change in Control	29

iii

WEST SUBURBAN BANCORP, INC.

DIRECTORS AND SENIOR MANAGEMENT

DEFERRED COMPENSATION PLAN

Effective January 1, 2005

as amended and restated

December 30, 2008

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees and Directors who contribute materially to the continued growth, development and future business success of West Suburban Bancorp, Inc., an Illinois corporation, and its subsidiaries, if any, that sponsor this Plan.  This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.  This Plan is intended to be a non-qualified deferred compensation plan subject to Section 409A.  Participants were permitted to commence deferrals into the Plan effective January 1, 2005.  The Company also maintains the West Suburban Bancorp, Inc. Directors and Senior Management Deferred Compensation Plan under which all amounts deferred on or before December 31, 2004 are held.

This Plan was originally adopted effective January 1, 2005 and is hereby amended and restated in its entirety December 30, 2008.  This Plan is intended to comply with Section 409A in its entirety and has at all times since January 1, 2005 been operated in good faith compliance with Section 409A.  This Plan shall apply only with respect to amounts deferred or vested on or after January 1, 2005.

ARTICLE 1
Definitions

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1           “Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Deferral Account balance, and (ii) the Set-Aside Account balance.  The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2           “Annual Bonus” shall mean any compensation, in addition to Base Annual Salary relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, payable to a Participant as an Employee under any Employer’s annual bonus and cash incentive plans.

1.3           “Annual Deferral Amount” shall mean that portion of a Participant’s Base Annual Salary, Annual Bonus and Director’s Fees that a Participant elects to have and is deferred in accordance with ARTICLE 3 for any one Plan Year.  In the event of a Participant’s Retirement, Disability, death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.4           “Annual Installment Method” shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: the Account Balance of the Participant shall be calculated as of the close of business on the last business day of the Plan Year.  The annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant.  By way of example, if the Participant elects a ten (10) year Annual Installment Method, the first payment shall be 1/10 of the Account Balance, calculated as described in this definition.  The following year, the payment shall be 1/9 of the Account Balance, calculated as described in this definition.  Each annual installment shall be paid no later than sixty (60) days after the last business day of the applicable Plan Year.

1.5           “Annual Set-Aside Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.6           “Base Annual Salary” shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding Annual Set-Aside Amounts, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, director’s fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.7           “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with ARTICLE 10, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.8           “Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.9           “Benefit Distribution Date” shall have the meaning set forth in Section 5.1.

1.10         “Board” shall mean the board of directors of the Company.

1.11         “Change in Control” shall mean the first to occur of any of the following events:

(a)            The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company; or

(b)           The individuals who, as of the date hereof, are members of the Board of the Company cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

(c)            Consummation by the Company of:  (1) a merger or consolidation if the shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company is acquired by:  (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the Company or an Employer; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders in the same proportion as their ownership of stock of the Company immediately prior to such acquisition.

1.12         “Claimant” shall have the meaning set forth in Section 15.1.

1.13         “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.14         “Committee” shall mean the committee described in ARTICLE 13.

1.15         “Company” shall mean West Suburban Bancorp, Inc., an Illinois corporation, and any successor to all or substantially all of the Company’s assets or business.

1.16         “Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.17         “Deferred Compensation and Split-Dollar Insurance Agreement” shall mean the Deferred Compensation and Split-Dollar Insurance Agreement previously executed by the Participant and the Employer which set forth the amount of compensation the Employer “set-aside” on that Participant’s behalf each year.

1.18         “Director” shall mean any member of the board of directors of any Employer.

1.19         “Director’s Fees” shall mean the annual fees paid by any Employer, including retainer fees and meetings fees, as compensation for serving on the board of directors.

1.20         “Disability” shall mean that (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Employer.

1.21         “Disability Benefit” shall mean the benefit set forth in ARTICLE 9.

1.22         “Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.23         “Employee” shall mean a person who is an employee of any Employer.

1.24         “Employer(s)” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.25         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.26         “First Plan Year” shall mean the period beginning January 1, 2005 and ending December 31, 2005.

1.27         “Measurement Funds” shall mean the hypothetical investment fund or benchmark made available to Participants by the Committee for the purpose of valuing amounts contributed to the Plan.

1.28         “Participant” shall mean any Employee or Director (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Participation Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Participation Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Participation Agreement has not terminated.  A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.29         “Participation Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant with respect to this Plan.  Each Participation Agreement executed by a Participant and the Participant’s Employer shall provide for the entire benefit to which such Participant is entitled under the Plan.  Should there be more than one Participation Agreement, the Participation Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Participation Agreements in their entirety and shall govern such entitlement.  The terms of any Participation Agreement may be different for any Participant, and any Participation Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.30         “Plan” shall mean the Company’s Directors and Senior Management Deferred Compensation Plan, which shall be evidenced by this instrument and by each Participation Agreement, as they may be amended from time to time.

1.31         “Plan Year” shall, except for the First Plan Year, mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.32         “Pre-Retirement Survivor Benefit” shall mean the benefit set forth in ARTICLE 7.

1.33         “Retirement,” “Retire(s)” or “Retired” shall mean, with respect to an Employee, Termination of Employment from all Employers on or after the earlier of the attainment of age fifty (50); and shall mean with respect to a Director who is not an Employee, severance of his or her directorships with all Employers on or after the later of (a) the attainment of age seventy (70), or (b) in the sole discretion of the Committee, an age later than age seventy (70).  If a Participant is both an Employee and a Director, Retirement shall occur on the later of the date he or she Retires as an Employee or a Director.  Retirement, for purposes of the Plan, shall mean a “separation from service” as determined under Treas. Reg. Section 1.409A-1(h).

1.34         “Retirement Benefit” shall mean the benefit set forth in ARTICLE 6.

1.35         “Section 409A” shall mean Code Section 409A, related U.S. Treasury Department regulations and guidance promulgated thereunder, including such regulations and guidance promulgated after the effective date of the Plan, as deemed appropriate by the Committee.

1.36         “Set-Aside Account” shall mean (i) the sum of the Participant’s Annual Set-Aside Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participant’s Set-Aside Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Set-Aside Account.

1.37         “Specified Employee” shall mean, in the event the Company becomes publicly traded, any Participant who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Committee based upon the twelve (12)-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”).  All Participants who are determined to be key employees under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period shall be treated as Specified Employees for purposes of the Plan during the twelve (12)-month period that begins on the April 1 following the close of such identification period.  For purposes of determining whether an individual is a key employee under Code Section 416(i), “compensation” shall mean such individual’s W-2 compensation as reported by the Company or any Employer for a particular calendar year.

1.38         “Specified Time Distribution” shall mean the distribution set forth in Section 4.1.

1.39         “Termination Benefit” shall mean the benefit set forth in ARTICLE 8.

1.40         “Termination of Employment” shall mean the severing of the Participant’s employment with all Employers, or service as a Director of all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence; provided such severing of employment constitutes a “separation from service” as defined in Treas. Reg. Section 1.409A-1(h).  If a Participant is both an Employee and a Director, a Termination of Employment shall on the later of the date he or she terminates his or her employment with an Employer as an Employee or service as a Director of all Employers.

1.41         “Trust” shall mean one or more trusts that may be established by the Company, in its sole discretion.

1.42         “Unforeseeable Financial Emergency” shall mean a severe financial hardship of the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152, without regard to paragraphs (b)(1), (b)(2) and (d)(1)(B) thereof), (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE 2
Selection, Enrollment, Eligibility

2.1           Selection by Committee.  Participation in the Plan shall be limited to a select group of management and highly compensated Employees and Directors of the Employers, as determined by the Committee in its sole discretion.  From that group, the Committee shall select, in its sole discretion, Employees and Directors to participate in the Plan.

2.2           Enrollment Requirements.

(a)           As a condition to participation, each selected Employee or Director who is eligible to participate in the Plan effective as of the first day of a Plan Year, shall complete, execute and return to the Committee a Participation Agreement, an Election Form and a Beneficiary Designation Form, all prior to the first day of such Plan Year, or such earlier deadline as may be established by the Committee in its sole discretion.  In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

(b)           A selected Employee or Director who first becomes eligible to participate in this Plan after the first day of a Plan Year, and who is not otherwise prohibited from making an election under this subsection (b) by operation of the plan aggregation rules of Section 409A, must complete, execute and return to the Committee, as the Committee may deem necessary in its sole discretion, a Participation Agreement, an Election Form and a Beneficiary Designation Form within thirty (30) days after he or she first becomes eligible to participate in the Plan, or within such other earlier deadline as may be established by the Committee, in its sole discretion, in order to participate for that Plan Year.  In such event, such person’s participation in this Plan shall not commence earlier than the date determined by the Committee pursuant to Section 2.3 and such person shall not be permitted to defer under this Plan any portion of his or her Base Annual Salary, Annual Bonus or Director’s fees that are paid with respect to services performed prior to his or her participation commencement date, except to the extent permissible under Section 409A.

2.3           Eligibility; Commencement of Participation.  Provided an Employee or Director selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee or Director shall commence participation in the Plan on the first day of the month following the month in which the Employee or Director completes all enrollment requirements.  If an Employee or a

Director fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee or Director shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.

2.4           Termination of Participation and/or Deferrals.  If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, to the extent permitted by Section 409A, the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant’s membership status changes, (ii) prevent the Participant from making future deferral elections and/or (iii) take any other action permitted or required pursuant to Section 409A as and when the Committee deems appropriate or necessary.  Notwithstanding the foregoing, in the event of a termination of the Plan in accordance with Section 12.1, the termination of the affected Participant’s eligibility for participation in the Plan shall not be governed by this Section 2.4, but rather shall be governed by ARTICLE 12.  In the event that a Participant is no longer eligible to defer compensation under this Plan, the Participant’s Account Balance shall continue to be governed by the terms of this Plan until such time as the Participant’s Account Balance is paid in accordance with the terms of this Plan.

ARTICLE 3
Deferral Commitments/Set-Aside/Crediting/Taxes

3.1           Minimum Deferrals.  For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary, Annual Bonus and/or Director’s Fees in an aggregate minimum amount of $3,000.  If an election is made for less than $3,000, the amount deferred shall be zero.

3.2           Maximum Deferral.

(a)           Base Annual Salary, Annual Bonus and Director’s Fees.  For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary, Annual Bonus and/or Director’s Fees up to the following maximum percentages for each deferral elected:

Deferral	Maximum Amount
Base Annual Salary	80%
Annual Bonus	80%
Director’s Fees	100%

Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, or in the case of the first Plan Year of the Plan itself, the maximum Annual Deferral Amount, with respect to Base Annual Salary,

Annual Bonus and Directors Fees shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Participation Agreement and Election Form to the Committee for acceptance.

3.3           Election to Defer; Effect of Election Form.

(a)           First Plan Year.  In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan.  For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2) and accepted by the Committee.

(b)           Subsequent Plan Years.  For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made, a new Election Form. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be the same as that elected for the preceding Plan Year.

3.4           Withholding of Annual Deferral Amounts.  For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary.  The Annual Bonus and/or Director’s Fees portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus or Director’s Fees are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.5           Annual Set-Aside Amount.  The Employer may, in its sole discretion, credit a “set-aside” amount to a Participant’s Set-Aside Account under this Plan each month, which amounts shall be for that Participant the Annual Set-Aside Amount for that Plan Year; provided, however, that if a Participant has entered into an employment agreement with the Employer and that agreement requires the Employer to credit a particular “set-aside” amount on behalf of that Participant, the Employer must credit such amount to the Participant’s Set-Aside Account under this Plan.  The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Set-Aside Amount for that Plan Year.

3.6           Investment of Trust Assets.  If the Company establishes a Trust, the Trustee of the Trust shall be authorized, upon written instructions received from the Committee or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement, including the disposition of stock and reinvestment of the proceeds in one or more investment vehicles designated by the Committee.

3.7           Vesting.  A Participant shall at all times be 100% vested in his or her Deferral Account and Set Aside Deferral Account.

3.8           Crediting/Debiting of Account Balances.  In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)           Election of Measurement Funds.  A Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.8(c)) to be used to determine the amounts to be credited or debited to his or her Account Balance for the first day on which the Participant commences participation in the Plan and continuing thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the next sentence.  Commencing with the first business day that follows the Participant’s commencement of participation in the Plan and continuing thereafter for each subsequent day in which the Participant participates in the Plan, no later than the close of business on such day, the Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee and received by the Company’s third-party administrator, if any, or by submitting changes via the Internet in a manner that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund.  If an election is made in accordance with the previous sentence, it shall apply no later than the close of business on the next business day and continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(b)           Proportionate Allocation.  In making any election described in Section 3.8(a), the Participant shall specify on the Election Form, in increments of one (1) percentage point, the percentage of his or her Account Balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

(c)           Measurement Funds.  The Participant may elect one or more of the measurement funds listed at Exhibit A, based on certain mutual funds (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance.  As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund.  Each such action will take effect on the first day of the calendar quarter that follows the day on which the Committee gives Participants advance written notice of such change by at least thirty (30) days.  By way of example, if the Committee decides on March 1st to discontinue a particular Measurement Fund, the Measurement Fund will be discontinued effective April 1.  If the Committee decides on March 15th to discontinue a particular Measurement Fund, the Measurement Fund will not be discontinued until July 1, since thirty days would not have elapsed before the following calendar quarter began on April 1.

(d)           Crediting or Debiting Method.  A Participant’s Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant as though (i) a Participant’s Account Balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such business day, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred during any business day was invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such business day, no later than the close of business on the first business day after the day on which such amounts are actually deferred from the Participant’s Base Annual Salary, Director’s Fees and/or Annual Bonus through reductions in his or her payroll, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such business day, no earlier than one business day prior to the distribution, at the closing price on such date.

(e)           No Actual Investment.  Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund.  In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves.  Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.9           FICA and Other Taxes.

(a)           Annual Deferral Amounts.  For each Plan Year in which (i) an Annual Deferral Amount is being withheld from a Participant’s Base Annual Salary or Annual Bonus and/or (ii) an Annual Set-Aside Amount is being contributed on his or her behalf, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Annual Salary and Annual Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount and/or Annual Set-Aside Amount.

(b)           Distributions.  The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust to the maximum extent permitted under Section 409A.

ARTICLE 4
Specified Time Distribution; Unforeseeable Financial Emergencies;
Early Withdrawal Election

4.1           Specified Time Distribution.  In connection with each election to defer an Annual Deferral Amount, a Participant may elect to receive distribution from the Plan with respect to all or a portion of the Annual Deferral Amount as of a specified time.  The Specified Time Distribution shall be a lump sum payment in an amount that is equal to the Annual Deferral Amount that the Participant elected to have distributed as a Specified Time Distribution, plus amounts credited or debited in the manner provided in Section 3.8 on that amount, calculated as of the close of business on which the Specified Time Distribution becomes payable (or, if such date is not a business day, the close of business on the business day next preceding such date), as determined by the Committee in its sole discretion.  Subject to the other terms and conditions of this Plan, each Specified Time Distribution elected shall be paid out within thirty (30) days of the date specified on the Participant’s election.

4.2           Other Benefits Take Precedence Over Specified Date Distribution.  Should an event occur that triggers payment of a benefit under ARTICLE 6, ARTICLE 7, ARTICLE 8 or ARTICLE 9, any Annual Deferral Amount, plus amounts credited or debited thereon, that are subject to a Specified Date Distribution election under Section 4.1 while employed shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.  Notwithstanding the foregoing, the Committee shall interpret this Section 4.2 in a manner consistent of Section 409A.

4.3           Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies.

(a)           If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to receive a full or partial payout of his Account Balance due to the Unforeseeable Financial Emergency.  The payout shall not exceed the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay federal, state, or local income taxes or penalties reasonably anticipated as a result of the payout.  If the Participant receives a distribution due to an Unforeseeable Financial Emergency any deferrals required to be made by a Participant shall be suspended for the remainder of the Plan Year in which the distribution is made.

(b)           Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Financial Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets (other than tax-qualified retirement assets), to the extent the liquidation of such assets would not itself cause severe financial hardship, or (C) by cessation of deferrals under this Plan.  To the extent a Participant’s Unforeseeable Financial Emergency would be relieved by a cessation of deferrals under this Plan, without any accompanying payout, the Participant’s deferrals under this Plan shall be terminated as of the date such determination is made by the Committee.

(c)           If the Committee, in its sole discretion, approves a Participant’s petition for payout, the Participant’s deferrals under this Plan shall be terminated as of the date of such approval and the Participant shall receive a payout from the Plan within sixty (60) days of the date of such approval.

(d)           In addition, a Participant’s deferral elections under this Plan shall be terminated to the extent the Committee determines, in its sole discretion, that termination of such Participant’s deferral elections is required pursuant to Treasury Regulations Section 1.401(k)-1(d)(3) for the Participant to obtain a hardship distribution from an Employer’s 401(k) plan.  If the Committee determines, in its sole discretion, that a termination of the Participant’s deferral is required in accordance with the preceding sentence, the Participant’s deferrals shall be terminated as soon as administratively practicable following the date on which such determination is made and remain terminated for such period as the Committee determines is necessary to comply with Treasury Regulations Section 1.401(k)-1(d)(3).  Any election to make future deferrals will be subject to the requirements of Section 3.3.

(e)           Notwithstanding the foregoing, the Committee shall interpret all provisions relating to termination and/or payout under this Section 4.3 in a manner that is consistent with Section 409A.

ARTICLE 5
Distributions

5.1           Benefit Distribution Date.  A Participant’s Benefit Distribution Date shall be the earliest to occur of the following dates:

(a)           The date specified by the Participant for a Specified Date Distribution as provided in Section 4.1;

(b)           The date the Participant Retires as provided in ARTICLE 6;

(c)           The date the Participant incurs a Termination of Employment as provided in ARTICLE 8;

(d)           The date the Participant is Disabled as provided in ARTICLE 9; or

(e)           The date the Participant dies as provided in ARTICLE 7.

5.2           Limited Cashouts.  Notwithstanding any provision of the Plan or any election of the Participant to the contrary, if a Participant’s accounts have an aggregate value, taking into account any other nonqualified deferred compensation that must be aggregated with this Plan pursuant to Section 409A, measured as of the Participant’s Termination of Employment, that is not greater than the applicable dollar limit under Code Section 402(g)(1)(B) ($15,500 for calendar year 2008), the Participant’s accounts (applying the plan aggregation rules of Section 409A) shall be distributed in a single lump sum.  This Section 5.2 shall be applied in accordance with the plan aggregation rules of Section 409A.  Upon the date of payment pursuant to this Section 5.2, Participant shall have no further interest under the Plan, or any similar deferred compensation arrangements with the Employer as required under Section 409A with the Employer.

5.3           Time of Distribution.  Distributions pursuant to this Plan shall be paid in accordance with ARTICLE 4, ARTICLE 6, ARTICLE 7, ARTICLE 8 or ARTICLE 9, provided that:

(a)                                  Any distribution to be made in a lump sum shall be paid no later than sixty (60) days after the end of the Plan Year in which the Participant experiences a Benefit Distribution Date;

(b)                                 Any Distributions to be made pursuant to the Annual Installment Method shall commence no later than sixty (60) days after end of the Plan Year in which the Participant experiences a Benefit Distribution Date and thereafter shall be made no later than fifteen (15) days after the last business day of the preceding month; and

(c)                                  If, as of the effective date of the Participant’s Termination of Employment, the Company is publicly traded and the Participant is a Specified Employee, then, to the extent required pursuant to Section 409A, payment of any portion of Plan benefits that would have otherwise have been paid to the Participant during the six-month period following the Participant’s Termination of Employment and which would constitute deferred compensation under Section 409A (the “Delayed Payments”) shall be delayed until the date that is six (6) months and one day following Participant’s Termination of Employment or, if earlier, the date of the Participant’s death (the “Delayed Payment Date”).  As of the Delayed Payment Date, the Delayed Payments plus interest (as provided in Section 3.8), for the period of the delay, shall be paid to the Participant in a single lump sum.  Any portion of the Plan benefit that was not otherwise due to be paid during the six-month period following the Participant’s Termination of Employment shall be paid to the Participant in accordance with the payment scheduled set forth under the applicable distribution provision of the Plan.

(d)           To the extent that the Participant has a choice of distribution methods and the Participant does not make such election, then such Participant shall be deemed to have elected to receive the benefit in a lump sum.

5.4           Change to Election Forms.  A Participant may delay the Benefit Distribution Date or change the form of payment of the Participant’s Account Balance by submitting a new Election Form to the Committee in accordance with the following criteria:

(a)           The election to modify the time of payment of a scheduled distribution or to modify the form of payment of the Participant’s Account Balance shall have no effect until at least twelve (12) months after the date on which the new election is made.

(b)           With respect to payments, other than as described in Sections 4.3 (Unforeseeable Financial Emergency), 5.1(d) (Disability) or 5.1(e) (death), the first payment pursuant to the modified election shall be delayed for a period of not less than five (5) years from the Participant’s originally scheduled Benefit Distribution Date.

(c)           With respect to payments, other than as described in Sections 4.3 (Unforeseeable Financial Emergency), 5.1(d) (Disability) or 5.1(e) (death), the new election may not be made less than twelve (12) months prior to the first scheduled payment under the Participant’s originally scheduled Benefit Distribution Date.

(d)           Notwithstanding the foregoing, the Committee shall interpret all provisions relating to changing an election under this Section 5.4 in a manner that is consistent with Section 409A.

(e)           Subject to the applicability of subsection (f) below, the Election Form most recently accepted by the Committee, which has become effective, shall govern the payout of any benefit.

(f)            In a manner that is consistent with Section 409A, the Committee may solicit new Election Forms from Participants in order for the Participants to change the method or timing of distributions of all amounts subject to Section 409A under the Plan, provided such elections are solicited and properly made prior to December 31, 2008.  In the event the Committee elects to solicit new Election Forms under this Section, the failure by the Participant to submit a complete and timely Election Form will result in the application of the most recently submitted Election Form.

ARTICLE 6
Retirement Benefit

6.1           Retirement Benefit.  A Participant who Retires shall receive, as a Retirement Benefit, his or her Account Balance.

6.2           Payment of Retirement Benefit.  A Participant, in connection with each election to defer Annual Deferral Amounts, shall elect on an Election Form to receive the Retirement Benefit, subject to Section 5.2 (Limited Cashouts), in either (a) a lump sum, or (b) pursuant to an Annual Installment Method of up to fifteen (15) years, or (c) a combination of a lump sum payment followed by installment payments made pursuant to an Annual Installment Method of up to fifteen (15) years.  The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the last day of the Plan Year in which the Participant Retires.  If a Participant elects to receive a lump sum and installment payments, the lump sum payment shall be made no later than sixty (60) days after the last day of the Plan Year in which the Participant Retires and installment payments shall commence no later than sixty (60) days after the last day of the following Plan Year.

6.3           Death Prior to Completion of Retirement Benefit.  A Participant, in connection with each election to defer Annual Deferral Amounts, shall elect on an Election Form the manner in which his or her Beneficiary will receive the Participant’s unpaid Retirement Benefit, should the Participant die after Retirement but before the Retirement Benefit is paid in full.  The Participant shall elect to have the unpaid Retirement Benefit paid to his or her Beneficiary (a) over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or (b) in a lump sum payment equal to the Participant’s unpaid remaining Account Balance.  If a Participant does not make any election with respect to the payment of the unpaid Retirement Benefit, then such benefit shall be paid in a lump sum no more than sixty (60) days, after the last day of the Plan Year in which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death.

ARTICLE 7
Pre-Retirement Survivor Benefit

7.1           Pre-Retirement Survivor Benefit.  The Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s Account Balance if the Participant dies before he or she Retires, experiences a Termination of Employment or suffers a Disability.

7.2           Payment of Pre-Retirement Survivor Benefit.  A Participant, in connection with each election to defer Annual Deferral Amounts, shall elect on an Election Form to receive the Pre-Retirement Survivor Benefit, subject to Section 5.2 (Limited Cashouts), by his or her Beneficiary in either (a) a lump sum or (b) pursuant to an Annual Installment Method of up to fifteen (15) years.  If a Participant does not make any election with respect to the payment of the Pre-Retirement Survivor Benefit, then such benefit shall be paid in a lump sum.  The lump sum payment shall be made as soon as practical, but no more than sixty (60) days, after the last day of the Plan Year in which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death.

ARTICLE 8
Termination Benefit

8.1           Termination Benefit.  The Participant shall receive a Termination Benefit, which shall be equal to the Participant’s Account Balance if a Participant experiences a Termination of Employment prior to his or her Retirement, death, or Disability.

8.2           Payment of Termination Benefit.  Except as provided in Section 5.2 (Limited Cashouts), the Committee shall cause the Termination Benefit to be paid as elected by the Participant on his Election Form, a follows: (a) in a lump sum or (b) pursuant to an Annual Installment Method of five (5) years.  The lump sum payment, if elected, shall be made, or installment payments, if elected, shall commence, as soon as practical, but no more than sixty (60) days, after the last day of the Plan Year in which the Participant experiences the Termination of Employment.

ARTICLE 9
Disability Benefit

9.1           Disability Benefit.  Upon a Participant’s Disability, the Participant shall receive a Disability Benefit, which shall be equal to the Participant’s Account Balance, calculated as of the close of business on the Participant’s Benefit Distribution Date (or, if such date is not a business day, the close of business on the business day next preceding such date).

9.2           Payment of Disability Benefit.  The Disability Benefit shall be paid in a lump sum to the Participant and shall be paid as provided in ARTICLE 5.

ARTICLE 10
Beneficiary Designation

10.1         Beneficiary.  Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant.  The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

10.2         Beneficiary Designation; Change; Spousal Consent.  A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent.  A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time.  If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee.  Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled.  The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

10.3         Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

10.4         No Beneficiary Designation.  If a Participant fails to designate a Beneficiary as provided in Sections 10.1, 10.2 and 10.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse.  If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

10.5         Doubt as to Beneficiary.  If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

10.6         Discharge of Obligations.  The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Participation Agreement shall terminate upon such full payment of benefits.

ARTICLE 11
Leave of Absence

11.1         Paid Leave of Absence.  If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Termination of Employment, as determined by the Committee in accordance with Section 409A, (i) the Participant shall continue to be considered eligible for the benefits provided in ARTICLE 4, ARTICLE 6, ARTICLE 7, ARTICLE 8 or ARTICLE 9 in accordance with the provisions of those Articles, (ii) the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.2 (to the extent that any Base Annual Salary or Annual Bonus is being paid, and proportionately adjusted in the case that Base Annual Salary or Annual Bonus has been impacted by such leave of absence, as permitted under Section 409A), and (iii) the Participant shall not be deemed to have had a Termination of Employment.

11.2         Unpaid Leave of Absence.  If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Termination of Employment, as determined by the Committee in accordance with Section 409A, such Participant shall continue to be eligible for the benefits provided in ARTICLE 4, ARTICLE 6, ARTICLE 7, ARTICLE 8 or ARTICLE 9 in accordance with the provisions of those Articles and shall not be deemed to have had a Termination of Employment.  However, to the extent permitted under Section 409A, the Participant shall be excused from fulfilling his or her Annual Deferral Amount commitment that would otherwise have been withheld during the remainder of the Plan Year in which the unpaid leave of absence is taken.  During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections.  However, if the Participant returns to employment, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee or its designee for each such election in accordance with Section 3.3 above.

11.3         Leaves Resulting in Termination of Employment.  In the event that a Participant’s leave of absence from the employment of the Participant’s Employer does constitute a Termination of Employment, as determined by the Committee in accordance with Section 409A, the Participant’s vested Account Balance shall be distributed to the Participant in accordance with ARTICLE 6 or ARTICLE 8, as applicable.

ARTICLE 12
Termination, Amendment or Modification

12.1         Termination.  Although the Company and the Employers anticipate that they will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate or freeze the Plan at any time in the future or that an Employer will continue participating in the Plan or will not terminate its participation in the Plan.  Accordingly, to the maximum extent permissible under Section 409A, the Company reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of the Employers or any or all of its participating Employees, by action of its board of directors.  In addition, to the maximum extent permissible under Section 409A, each Employer reserves the right to discontinue its participation in the Plan by action of its board of directors.  Upon the termination of the Plan, the participation of the affected Participants shall terminate and their vested Account Balances shall be distributed in accordance with the requirements of Section 409A.  The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided however, that, as may be permitted under Section 409A, the Company shall have the right to accelerate installment payments without a premium or prepayment penalty by paying the vested Account Balance in a lump sum.

12.2         Amendment.

(a)           Prior to a Change in Control, any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of its board of directors; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification, (ii) no amendment or modification of this Section 12.2 or Section 13.2 of the Plan shall be effective, and (iii) no amendment or modification shall be made unless such amendment or modification complies with Section 409A.  The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided, however, that the Employer shall have the right, prior to a Change in Control, to accelerate installment payments by paying the Account Balance in a lump sum or pursuant to an Annual Installment Method using fewer years.  Upon a Change in Control, this Plan may not be amended or modified without the express written consent of all Plan Participants.

(b)           Notwithstanding any provisions of the Plan to the contrary, in the event that the Company determines that any provision of the Plan may violate or otherwise not comply with Section 409A, the Company may, without the consent of any Employer, Participant or Beneficiary: (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended treatment of the Plan or the benefits provided by the Plan and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A.

12.3         Effect of Payment.  The full payment of the applicable benefit under ARTICLE 4, ARTICLE 5, ARTICLE 6, ARTICLE 7, ARTICLE 8 or ARTICLE 9 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s Participation Agreement shall terminate.

ARTICLE 13
Administration

13.1         Committee Duties.  Except as otherwise provided in this ARTICLE 13, this Plan shall be administered by a Committee which shall consist of the Board, or such committee as the Board shall appoint.  Members of the Committee may be Participants under this Plan.  The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.  Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

13.2         Administration Upon Change In Control.  For purposes of this Plan, the Committee shall be the “Administrator” at all times prior to the occurrence of a Change in Control.  Upon and after the occurrence of a Change in Control, the “Administrator” shall be an independent third party selected by the Trustee of the Trust and approved by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”).  The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust.  Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator or all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date of circumstances of the Retirement, Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Administrator may reasonably require.  Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-CEO.  Upon and after a Change in Control, the Administrator may not be terminated by the Company.

13.3         Agents.  In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

13.4         Binding Effect of Decisions.  The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

13.5         Indemnity of Committee.  All Employers shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

13.6         Employer Information.  To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 14
Other Benefits and Agreements

14.1         Coordination with Other Benefits.  The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer.  The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 15
Claims Procedures

15.1         Presentation of Claim.  Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

15.2         Notification of Decision.  The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days (forty-five (45) days in the case of a claim based on Disability) after receiving the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day (forty-five (45) day, in the case of a claim based on Disability) period.  In no event shall such extension exceed a period of ninety (90) days (thirty (30) days, in the case of a claim based on Disability) from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  The Committee shall notify the Claimant in writing:

(a)           that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)           that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)            the specific reason(s) for the denial of the claim, or any part of it;

(ii)           specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)          a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)          an explanation of the claim review procedure set forth in Section 15.3 below; and

(v)           a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

15.3         Review of a Denied Claim.  On or before sixty (60) days (one hundred-eighty (180) days, in the case of a claim based on Disability) after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  The Claimant (or the Claimant’s duly authorized representative):

(a)           may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)           may submit written comments or other documents; and/or

(c)           may request a hearing, which the Committee, in its sole discretion, may grant.

15.4         Decision on Review.  The Committee shall render its decision on review promptly, and no later than sixty (60) days (forty-five (45) days, in the case of a claim based on Disability) after the Committee receives the Claimant’s written request for a review of the denial of the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period.  In no event shall such extension exceed a period of sixty (60) days (forty-five (45) days, in the case of a claim based on Disability) from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)           specific reasons for the decision;

(b)           specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)           a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)           a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

15.5         Legal Action.  A Claimant’s compliance with the foregoing provisions of this ARTICLE 15 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 16
Trust

16.1         Establishment of the Trust.  The Company may, in its sole discretion, establish the Trust.  If the Company establishes a Trust, each Employer shall at least annually transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts, and Annual Set-Aside Amounts for such Employer’s Participants for all periods prior to the transfer, as well as any debits and credits to the Participants’ Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.

16.2         Interrelationship of the Plan and the Trust.  The provisions of the Plan and the Participation Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust, if established, shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust.  Each Employer shall at all times remain liable to carry out its obligations under the Plan.

16.3         Distributions From the Trust.  Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 17
Miscellaneous

17.1         Status of Plan.  The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).  The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

17.2         Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer.  For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer.  An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

17.3         Employer’s Liability.  An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Participation Agreement, as entered into between the Employer and a Participant.  An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Participation Agreement.

17.4         Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

17.5         Not a Contract of Employment.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant.  Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement.  Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

17.6         Furnishing Information.  A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

17.7         Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

17.8         Captions.  The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

17.9         Governing Law.  Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Illinois without regard to its conflicts of laws principles.

17.10       Notice.  Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Duane G. Debs
President and Chief Financial Officer
West Suburban Bancorp, Inc.
2800 S. Finley Rd.
Downers Grove, IL 60515

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

17.11       Successors.  The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

17.12       Spouse’s Interest.  The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

17.13       Validity.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

17.14       Incompetent.  If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

17.15       Court Order.  The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party.  In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.  Notwithstanding the foregoing, the Committee shall interpret this provision in a manner consistent with Section 409A.

17.16       Distribution in the Event of Income Inclusion under Section 409A.  If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to meet the requirements of Section 409A, the Participant may petition the Committee or Administrator, as applicable, for a distribution of that portion of his or her Account Balance that is required to be included in his or her income.  Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Employer shall distribute to the Participant immediately available funds in an amount equal to the portion of his or her Account Balance required to be included in income as a result of the failure of the Plan to meet the requirements of Section 409A, which amount shall not exceed the Participant’s unpaid Account Balance under the Plan.  If the petition is granted, such distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted.  Such a distribution shall affect and reduce the Participant’s benefits to be paid under this Plan.

17.17       Deduction Limitation on Benefit Payments.  If the Company determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Company may defer all or any portion of a distribution under this Plan.  Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.8 above.  The amounts so deferred and amounts credited thereon shall be distributed, in accordance with the requirements of Section 409A, to the Participant or his or her Beneficiary (in the event of the Participant’s death) in a single lump sum at the earliest possible date, as determined by the Company in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Code Section 162(m).

17.18       Insurance.  The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose.  The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance.  The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

17.19       Legal Fees To Enforce Rights After Change in Control.  The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant’s Employer (which might then be composed of new members) or a shareholder of the Company or the Participant’s Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant’s Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant’s Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan.  In these circumstances, the purpose of the Plan could be frustrated.  Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the Participant’s Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant’s Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Participant’s Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant’s Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant’s Employer or any successor thereto in any jurisdiction.  Notwithstanding the foregoing, the Employer shall be liable for legal fees and expenses pursuant to this Section 17.19 only to the extent incurred in connection with a “bona fide” dispute as provided under Section 409A.  All payments made hereunder shall be paid or reimbursed by the Employer not later than December 31st of the year following the year in which the fees were incurred.

IN WITNESS WHEREOF, the Company has signed this Plan document as of December 30, 2008.

WEST SUBURBAN BANCORP, INC., an Illinois corporation

By:	/s/ Duane G. Debs
Title:	President

Measurement Funds

Following is a list of the Measurement Funds currently available under the Plan:

1.             Dreyfus Mid Cap Index Fund (described as a mutual fund seeking capital appreciation by matching the performance of the S&P 400 Index);

2.             Fidelity Growth Portfolio (described as a mutual fund which seeks capital appreciation by investing in equity securities of companies with above-average growth potential);

3.             Fidelity VIP II Contrafund Portfolio (described as a mutual fund which seeks long-term capital appreciation by investing in equity securities of companies whose value the manager believes may not be fully recognized by the public);

4.             J.P. Morgan Balanced Fund (described as a mutual fund which seeks as high a level of current income as is consistent with the preservation of capital);

5.             MAS NSAT Multi Sector Bond Fund (described as a mutual fund which seeks a high level of current income and capital appreciation);

6.             Nationwide (Dreyfus) Small Cap Value Fund (described as a mutual fund which seeks capital appreciation by investing primarily in equity securities of companies with a median market capitalization of approximately $1 billion);

7.             Nationwide Money Market Fund (described as a mutual fund which seeks as high a level of current income as is consistent with the preservation of capital and maintenance of liquidity by investing primarily in high-quality money market obligations);

8.             NSAT Government Bond Fund (described as a mutual fund which seeks to provide as high a level of income as is consistent with the preservation of capital);

9.             Oppenheimer Capital Appreciation Fund (described as a mutual fund which seeks capital appreciation by investing in equity securities of well-established companies); and

10.           Oppenheimer Global Securities Fund (described as a mutual fund which seeks long-term capital appreciation by investing primarily in equity securities in foreign and U.S. markets).